Consent of Independent Registered Public Accounting Firm

The Board of Directors
Takeda Pharmaceutical Company Limited:

We consent to the use of our report dated June 27, 2019, with respect to the consolidated statements of financial position of Takeda Pharmaceutical Company Limited and subsidiaries as of March 31, 2019 and 2018, and the related consolidated statements of income, other comprehensive income, change in equity, and cash flows for each of the years in the three-year period ended March 31, 2019, and the related notes, included herein and to the reference to our firm under the heading "Experts" in this Amendment No.1 to the registration statement on Form F-4.

/s/ KPMG AZSA LLC
Tokyo, Japan
November 12, 2019